Exhibit 99

FOR IMMEDIATE RELEASE
RPC, Inc. Reports First Quarter 2009 Financial Results

ATLANTA, April 29, 2009 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the first quarter ended March 31, 2009.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended March 31, 2009, revenues decreased 10.6 percent to $176,271,000 compared to $197,227,000 in the first quarter last year.  Revenues decreased compared to the prior year due to lower equipment utilization and more competitive pricing in most of our service lines.  Operating profit for the quarter declined 67.0 percent to $8,397,000 compared to $25,441,000 in the prior year.  Net income was $4,466,000 or $0.05 diluted earnings per share, compared to $14,757,000 or $0.15 diluted earnings per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) declined by 23.1 percent to $40,560,000 compared to $52,760,000 in the prior year. 1

Cost of revenues was $109,970,000, or 62.4 percent of revenues, during the first quarter of 2009, compared to $117,670,000, or 59.7 percent of revenues, in the prior year.  The decrease in these costs was due to the variable nature of several of these expenses, including fuel and materials and supplies.  As a percentage of revenues, cost of revenues increased because of lower pricing for our services, higher maintenance and repairs expenses and negative leverage from direct personnel costs.  Selling, general and administrative expenses decreased by 2.5 percent in the first quarter of 2009 to $27,606,000 from $28,317,000 in the prior year.  This decrease was due primarily to lower incentive compensation and the impact of cost control measures.  As a percentage of revenues, however, these costs increased to 15.7 percent in 2009 compared to 14.4 percent last year.  Depreciation and amortization increased to $32,020,000 during the quarter, compared to $27,326,000 last year, due to capital expenditures made during the last year.  Interest expense decreased from $1,471,000 last year to $594,000 in 2009 due to reduced interest rates and a lower average balance on RPC’s revolving credit facility.

“During the first quarter of 2009 RPC began to experience the dramatic impact of declining domestic activity and lower commodity prices that began in the latter part of 2008,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer.  “Many of our customers delayed their drilling and completion activities due to low commodity prices, unfavorable opinions about the economy, or lack of financing due to the unstable credit markets.  The average domestic rig count during the first quarter was 1,344, a 24.1 percent decrease compared to the same period in 2008.  The price of natural gas decreased 47.6 percent, and the price of oil decreased 55.5 percent during this period compared to the prior year.  RPC’s revenues decreased by less than these industry benchmarks due to some capacity increases and our presence in several of the unconventional drilling areas in the domestic market.  Although the rig count declined during the quarter, almost 57 percent of the wells that were drilled were unconventional.  This is a higher percentage than last year, and is an indication of relatively higher activity in this type of drilling.

“We continue to see indications during the second quarter that the oil and gas industry is in the midst of a harsh cyclical downturn.  We continue to focus on managing our direct costs, and we have started reducing our overhead as well.  Our capital expenditures were $19.5 million during the quarter, as we focus on maintaining a conservative balance sheet and investing only in those projects which have acceptable financial returns in this subdued operating environment.  The balance on our revolving credit facility at the end of the quarter was $132.5 million, a $42 million decrease compared to the end of 2008.  We will continue our cost reduction and capital conservation efforts as we continue in this cyclical downturn,” concluded Hubbell.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

1st Quarter 2009 Press Release

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues declined 10.7 percent for the quarter compared to the prior year, impacted by competitive pricing and lower equipment utilization.  Support Services revenues decreased by 10.0 percent during the quarter compared to the prior year because of decreased activity in the rental tool service line, which is the largest service line within Support Services.  Operating profit decreased in Technical and Support Services segments due to lower revenues and higher costs and expenses as a percentage of revenues.

	Three Months Ended March 31
	2009	2008
	(in thousands)
Revenues:
Technical services	$151,079	169,231
Support services	25,192	27,996
Total revenues	$176,271	197,227
Operating Profit:
Technical services	$6,149	20,687
Support services	3,706	5,858
Corporate expenses	3,180	2,631
Gain on disposition of assets, net	(1,722)	(1,527)
Total operating profit	$8,397	25,441
Other Income/(Expense), net	143	(7)
Interest Expense	594	1,471
Interest Income	33	22

Income before income taxes	$7,979	23,985

RPC, Inc. will hold a conference call today, April 29, 2009 at 9:00 a.m. EDT to discuss the results of the first quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s Web site at www.rpc.net.  The live conference call can also be accessed by calling (888) 744-3690 or (706) 643-1513 and using the access code #92502165.

A replay of the conference call will be available in the investor relations section of RPC, Inc.’s Web site (www.rpc.net) beginning approximately two hours after the call.  The rebroadcast will also be available until May 6, 2009 via telephone by calling (800) 642-1687 or (706) 645-9291 and using the access code #92502165.

1st Quarter 2009 Press Release

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our statements that we continue to see indications during the second quarter that the oil and gas industry is in the midst of a harsh cyclical downturn; our ability to continue to manage our direct costs and reduce overhead; our ability to maintain a conservative balance sheet and invest only in those projects which have acceptable financial returns; and our plans to continue our cost reduction and capital conservation efforts as we continue in this cyclical downturn.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; drilling activity and rig count; unanticipated demands on our liquidity or difficulties in collecting trade accounts receivable; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the possibility that recent unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the possibility of further declines in the price of oil and natural gas, which tend to result in a decrease in drilling activity and therefore a decline in the demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2008.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

1st Quarter 2009 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended March 31, (Unaudited)	First Quarter
	2009	2008	% BETTER (WORSE)
REVENUES	$176,271	$197,227	(10.6	) %
COSTS AND EXPENSES:
Cost of revenues	109,970	117,670	6.5
Selling, general and administrative expenses	27,606	28,317	2.5
Depreciation and amortization	32,020	27,326	(17.2)
Gain on disposition of assets, net	(1,722)	(1,527)	12.8
Operating profit	8,397	25,441	(67.0)
Interest expense	(594)	(1,471)	59.6
Interest income	33	22	50.0
Other income (expense), net	143	(7)	NM
Income before income taxes	7,979	23,985	(66.7)
Income tax provision	3,513	9,228	61.9
NET INCOME	$4,466	$14,757	(69.7	) %

EARNINGS PER SHARE
Basic	$0.05	$0.15	(66.7	) %
Diluted	$0.05	$0.15	(66.7	) %

AVERAGE SHARES OUTSTANDING
Basic	96,178	96,586
Diluted	96,729	98,091

1st Quarter 2009 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(In thousands)
	2009	2008
ASSETS
Cash and cash equivalents	$2,312	$11,490
Accounts receivable, net	153,307	173,912
Inventories	56,611	34,418
Deferred income taxes	6,004	4,594
Income taxes receivable	12,279	7,622
Prepaid expenses and other current assets	4,294	5,901
Total current assets	234,807	237,937
Property, plant and equipment, net	461,480	465,957
Goodwill	24,093	24,093
Other assets	7,217	9,372
Total assets	$727,597	$737,359

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$50,633	$80,965
Accrued payroll and related expenses	12,888	14,460
Accrued insurance expenses	4,764	4,909
Accrued state, local and other taxes	3,196	2,281
Income taxes payable	1,007	4,830
Other accrued expenses	315	513
Total current liabilities	72,803	107,958
Accrued insurance expenses	8,377	8,921
Notes payable to banks	132,500	169,050
Pension liabilities	12,034	5,070
Other long-term liabilities	2,065	1,413
Deferred income taxes	53,706	30,531
Total liabilities	281,485	322,943
Common stock	9,843	9,858
Capital in excess of par value	3,322	12,792
Retained earnings	443,018	394,244
Accumulated other comprehensive loss	(10,071)	(2,478)
Total stockholders' equity	446,112	414,416
Total liabilities and stockholders' equity	$727,597	$737,359

1st Quarter 2009 Press Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure.  We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.  A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.  This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended March 31, (Unaudited)	First Quarter		% BETTER (WORSE)
	2009	2008

Reconciliation of Net Income to EBITDA
Net Income	$4,466	$14,757	(69.7	) %
Add:
Income tax provision	3,513	9,228	61.9
Interest expense	594	1,471	59.6
Depreciation and amortization	32,020	27,326	(17.2)
Less:
Interest income	33	22	50.0
EBITDA	$40,560	$52,760	(23.1	) %

EBITDA PER SHARE
Basic	$0.42	$0.55	(23.6	) %
Diluted	$0.42	$0.54	(22.2	) %